TABLE OF DEFINED TERMS

The following capitalized terms are defined in the respective
Section of the Agreement identified below and are used in this Agreement as so defined:

"A & A Agreements" - as such term is defined in Section 8(d) hereof.

"Additional Rents" - as such term is defined in Section 3.2.2 hereof.

"Adjustment Date" - as such term is defined in Section 3 hereof.

"Agreement" - as such term is defined in the opening paragraph hereof.

"Applicable Environmental Law" - as such term is defined in Section
6(f) hereof.

"Bill of Sale" - as such term is defined in Section 8(f) hereof.

"Broker" - as such term is defined in Section 11 hereof.

"Buildings" - as such term is defined in Section 1 hereof.

"Clearing House Bank" - as such term is defined in Section 2(a) hereof.

"Closing" - as such term is defined in Section 1.2 hereof.

"Closing Date" - as such term is defined in Section 1.2 hereof.

"Contract and License Assignment" - as such term is defined in
Section 8(c) hereof.

"Contracts" - as such term is defined in Section 8(c) hereof.

"Deed" - as such term is defined in Section 8(a) hereof.

"Deposit" - as such term is defined in Section 15 hereof.

"Downpayment" - as such term is defined in Section 2(a) hereof.

"Due Diligence Period" - as such term is defined in Section 4 hereof.

"Escrow Agent" - as such term is defined in Section 2(a) hereof.
"Escrow Agreement" - as such term is defined in Section 15 hereof.

"Hazardous Substances" - as such term is defined in Section 6(f) hereof.

"Intangible Property Assignment" - as such term is defined in
Section 8(d) hereof.

"Investigations" - as such term is defined in Section 4.1 hereof.

"Land" - as such term is defined in Section 1 hereof.

"Laws" - as such term is defined in Section 6(c) hereof.

"Lease Assignment" - as such term is defined in Section 8(b) hereof.

"Leases" - as such term is defined in Section 6(d) hereof.

"Licenses" - as such term is defined in Section 8(c) hereof.

"Liens" - as such term is defined in Section 5.1 hereof.

"New Lease" - as such term is defined in Section 10.1.1 hereof.

"New Lease Expenses" - as such term is defined in Section 10.1.1 hereof.

"Other Purchase Agreement" - as such term is defined in Section
26 hereof.

"Permitted Encumbrances" - as such term is defined in Section 5 hereof.

"Personal Property" - as such term is defined in Section 1 hereof.

"Property" - as such term is defined in Section 1 hereof.

"Property Information" - as such term is defined in Section 17.3 hereof.

"Purchase Price" - as such term is defined in Section 2 hereof.

"Purchaser" - as such term is defined in the opening paragraph hereof.

"Purchaser's Documents" - as such term is defined in Section 7(b) hereof.
"Purchaser's Representatives" - as such term is defined in Section
17.3 hereof.

"Purchaser's Termination Notice" - as such term is defined in
Section 4.2 hereof.

"Rent Commencement Date" - as such term is defined in Section
10.1.2 hereof.

"Rents" - as such term is defined in Section 3 hereof.

"Sales Tax Return" - as such term is defined in Section 8(f) hereof.

"Seller" - as such term is defined in the opening paragraph hereof.

"Seller's Affiliates" - as such term is defined in Section 22 hereof.

"Seller's Documents" - as such term is defined in Section 6(b) hereof.

"Survey" - as such term is defined in Section 5 hereof.

"Surviving Obligations" - as such term is defined in Section 14.1 hereof.

"Title Commitment" - as such term is defined in Section 5 hereof.

"Title Company" - as such term is defined in Section 5 hereof.

"Transfer Tax Payments" - as such term is defined in Section 5.6 hereof.

"Unacceptable Encumbrances" - as such term is defined in Section
5.1 hereof.

PURCHASE AND SALE AGREEMENT

PURCHASE AND SALE AGREEMENT (this "Agreement"), dated as of the 28th day of February, 1997, by and between CENTURY SQUARE
VENTURE, a California general partnership, having an office c/o Dean Witter Realty Inc., Two World Trade Center, 64th Floor, New York, New York 10048,
(the "Seller"), and Spieker Properties, L.P., a California limited partnership, having an office at 19600 Fairchild, Suite 285, Irvine, California 92612 (the "Purchaser").

W I T N E S S E T H

WHEREAS, the Seller is the owner of the real property known and numbered as 155 North Lake Avenue, Pasadena, California consisting of an office building and related parking;

WHEREAS, the Seller and the Purchaser have entered into negotiations wherein the Purchaser expressed its intent to purchase the Property (as defined herein) from the Seller and the Seller expressed its intent to sell the Property to the Purchaser; and

WHEREAS, the Seller and the Purchaser now desire to enter into an agreement whereby, subject to the terms and conditions contained herein, the Seller shall sell the Property to the Purchaser and the Purchaser shall purchase the Property from the Seller.

NOW, THEREFORE, in consideration of ten ($10.00) dollars and the mutual covenants and agreements hereinafter set forth, and intending to be legally bound hereby, it is hereby agreed as follows:

1. Sale of the Property.

The Seller agrees to sell and convey to the Purchaser, and the Purchaser agrees to purchase from the Seller, at the price and upon the terms and conditions set forth in this Agreement, all those certain plots, pieces and parcels of land described in Schedule 1 hereto (the "Land") listed thereon as owned by the Seller, together with (i) all buildings and other improvements situated on the Land (collectively, the "Buildings"), (ii) all easements, rights of way, reservations, privileges, appurtenances, and other estates and rights of the Seller pertaining to the Land and the Buildings, (iii) all right, title and interest of the Seller in and to all fixtures, machinery, equipment, supplies and other articles of personal property attached or appurtenant to the Land or the Buildings, or used in connection therewith (collectively, the "Personal Property"), and (iv) all right, title and interest of the Seller, if any, in and to the trade names of the Buildings (the Land, together with all of the foregoing items listed in clauses (i)-(iv) above being hereinafter sometimes referred to as the "Property").

  1.1.   Excluded Property.

  Specifically excluded from the Property and this sale are all items of personal property not described in Section 1 (and all personal property of tenants under the Leases) and the items described in Schedule 2 annexed hereto and made a part hereof.

  1.2.   Closing Date.

  The delivery of the Deed and the consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the Los Angeles, California or other local California offices of the Escrow Agent at 10:00 A.M. on the date which is ten days after the end of the Due Diligence Period unless such day is not a day on which the Recorder's Office of Los Angeles County, California is open for business, in which case, the Closing shall take place on the next day on which such Recorder's Office is open (the "Closing Date") or such earlier or later date as the Seller and Purchaser may agree in writing.

2. Purchase Price.

The purchase price to be paid by the Purchaser to the Seller for the Property (the "Purchase Price") is Forty-One Million Five Hundred Thousand and NO/100 Dollars ($41,500,000.00) payable as follows:

  (a)   Five Hundred Thousand and NO/100 Dollars ($500,000.00)
Dollars (the "Downpayment") shall be payable simultaneously with the execution and delivery of this Agreement, by delivery to First American Title Insurance Company (the "Escrow Agent") of a certified or bank check drawn on or by a bank which is a member of the New York Clearing House Association (a
"Clearing House Bank") or a certified or bank check drawn on or by a local California bank which is approved by the Seller or by wire transfer of immediately available funds to the Escrow Agent's account as set forth in the Escrow Agreement. The Downpayment shall be held and disbursed by the Escrow Agent in accordance with the terms of Section 15. At the Closing, the Deposit shall be delivered to the Seller and such amount shall be credited against the portion of the Purchase Price payable pursuant to Section 2(b);
  (b) The balance of the Purchase Price (i.e., the Purchase Price minus the credit set forth in Section 2(a) above), plus or minus the apportionments set forth in Section 3, shall be paid at the Closing by bank wire transfer of immediately available funds to the Seller's account or to the account or accounts of such other party or parties as may be designated by the Seller on or before the Closing Date.

3.Apportionments

The following shall be apportioned between the Seller and the Purchaser at the Closing as of 11:59 p.m. of the day preceding the Closing Date (the "Adjustment Date"):

  (a) fixed or base rents ("Rents") which have been prepaid, security deposits referred to in Section 8(e), Rents for the month in which the Closing occurs and Additional Rents and other amounts paid by tenants applicable to periods which expire after the Closing Date, which have been received by Seller;

  (b) real estate taxes, special assessments (but only any installment relating to the period in which the Adjustment Date occurs), water charges, sewer rents and charges and vault charges, if any, on the basis of the fiscal years (or applicable billing period if other than a fiscal year), respectively, for which same have been assessed;

  (c) value of prepaid fuel belonging to the Seller stored on the Property, at the Seller's cost, including any taxes, on the basis of a statement from the Seller's suppliers;

  (d) charges and payments under Contracts that are being assigned to the Purchaser pursuant to the terms of this Agreement and listed on Schedule 3 hereto or permitted renewals or replacements thereof;

  (e) any prepaid items, including, without limitation, fees for licenses which are transferred to the Purchaser at the Closing and annual permit and inspection fees;

  (f)   utilities, to the extent required by Section 3.4;

  (g) deposits with telephone and other utility companies, and any other persons or entities who supply goods or services in connection with the Property if same are assigned to the Purchaser at the Closing;

  (h) personal property taxes, if any, on the basis of the fiscal year for which assessed;

  (i) all other revenues from the operation of the Property other than Rents and Additional Rents (including, without limitation, parking charges, tenant direct electrical reimbursements, HVAC overtime charges, and telephone booth and vending machine revenues);

  (j)   New Lease Expenses as provided in Section 10.1.2; and

  (k) such other items as are customarily apportioned between sellers and purchasers of real properties of a type similar to the Property and located in Los Angeles County, California.

  3.1.   Taxes.

  If the amount of real estate taxes, special assessments or other taxes for the Property for the fiscal year during which Closing occurs is not finally determined at the Adjustment Date, such taxes shall be apportioned on the basis of the full amount of the assessment for such period (or the assessment for the prior tax period if the assessment for the current tax period is not then known) and the rate for the immediately prior tax year, and shall be reapportioned as soon as the new tax rate and valuation, if any, has been finally determined. If any taxes which have been apportioned shall subsequently be reduced by abatement, the amount of such abatement, less the cost of obtaining the same and after deduction of sums payable to tenants under Leases or expired or terminated Leases, shall be equitably apportioned between the parties hereto.

  3.2. Rents.

        3.2.1.       Arrearages.

        If on the Closing Date any tenant is in arrears in the payment of Rent or has not paid the Rent payable by it for the month in which the Closing occurs (whether or not it is in arrears for such month on the Closing
Date), any Rents received by the Purchaser or the Seller from such tenant after the Closing shall be applied to amounts due and payable by such tenant in the manner specified by such tenant, provided, that, if the tenant does not so specify, such Rents shall be applied to amounts due and payable by such tenant during the following periods in the following order of priority: (i) first, to the month in which the Closing occurred, (ii) second, to the months following the month in which the Closing occurred, and (iii) third, to the months preceding the month in which the Closing occurred. If Rents or any portion thereof received by the Seller or the Purchaser after the Closing are due and payable to the other party by reason of this allocation, the appropriate sum, less a proportionate share of any reasonable attorneys' fees and costs and expenses expended in connection with the collection thereof, (to the extent not collected from or reimbursed by tenants) shall be promptly paid to the other party.

        3.2.2.       Additional Rents.

        If any tenants are required to pay percentage rent, escalation charges for real estate taxes, parking charges, operating expenses and maintenance escalation charges, cost-of-living increases or other charges of a similar nature ("Additional Rents") and any Additional Rents are collected by the Purchaser or the Seller from a tenant after the Closing Date, then such Additional Rents shall be applied to amounts due and payable by such tenant in the manner specified by such tenant, provided, that, if the tenant does not so specify, such Additional Rents shall be applied to amounts due and payable by such tenant during the following periods in the following order of priority:
(i) first, to the month in which the Closing occurred, (ii) second, to the months following the month in which the Closing occurred, and (iii) third, to the months preceding the month in which the Closing occurred. If Additional Rents or any portion thereof received by the Seller or the Purchaser after the Closing are due and payable to the other party by reason of this allocation, the appropriate sum, less a proportionate share of any reasonable attorneys' fees and costs and expenses expended in connection with the collection thereof, (to the extent not collected from or reimbursed by tenants) shall be promptly paid to the other party..

        3.2.3.       Collection After the Closing.

        After the Closing, the Seller shall continue to have the right, in its own name, to demand payment of and to collect Rent and Additional Rent arrearages owed to the Seller by any tenant, which right shall include, without limitation, the right to continue or commence legal actions or proceedings against any tenant (but which right shall specifically exclude any right to terminate any Lease). The Purchaser agrees to cooperate with the Seller in connection with all efforts by the Seller to collect such Rents and Additional Rents and to take all steps, whether before or after the Closing Date, as may be reasonably necessary to carry out the intention of the foregoing, including, without limitation, the delivery to the Seller, upon demand, of any relevant books and records (including any Rent or Additional Rent statements, receipted bills and copies of tenant checks used in payment of such Rent or Additional
Rent), the execution of any and all consents or other documents, and the undertaking of any act reasonably necessary for the collection of such Rents and Additional Rents by the Seller, provided, that the cooperation required pursuant to this sentence shall not require the Purchaser to incur any costs or initiate any legal action against any tenant. If for any fiscal period which includes the Adjustment Date tenants are paying Additional Rent based upon estimates prepared by the Seller, such Additional Rents shall be reapportioned when the actual expenses for the fiscal period are known.

  3.3.   Water.

  If there is a water meter on the Property, the Seller shall furnish a reading to a date not more than thirty (30) days prior to the Closing Date, and the unfixed water charges and sewer rent, if any, based thereon for the intervening time shall be apportioned on the basis of such last reading.

  3.4.   Utilities.

  The Seller will attempt to obtain final cut-off readings of fuel, telephone, electricity, and gas to be made as of the Adjustment Date. The Seller shall pay the bills based on such readings promptly after the same are rendered. If arrangements cannot be made for any such cut-off reading, the parties shall apportion the charges for such services on the basis of the bill therefor for the most recent billing period prior to the Adjustment Date, and when final bills are rendered for the period which includes the Adjustment Date the Seller and Purchaser shall promptly readjust the apportionments in accordance with such final bills.

  3.5.   Post-Closing Adjustments.

  The items set forth in this Section 3 shall be apportioned at the Closing by payment of the net amount of such apportionments to the Seller in the manner set forth herein for the payment of the Purchase Price if the net apportionment is in favor of the Seller or by a credit against the Purchase Price if the net apportionment is in favor of the Purchaser. However, if any of the items subject to apportionment under the foregoing provisions of this Section 3 cannot be apportioned at the Closing because of the unavailability of the information necessary to compute such apportionment, or if any errors or omissions in computing apportionments at the Closing are discovered subsequent to the Closing, then such item shall be reapportioned and such errors and omissions corrected as soon as practicable after the Closing Date and the proper party reimbursed, which obligation shall survive the Closing for a period of one year after the Closing Date. Notwithstanding any of the foregoing provisions of this
Section 3.5 to the contrary, the Purchaser and the Seller agree that the one year limitation set forth in this Section 3.5 shall not apply to the parties' obligations under Sections 3.1 and 3.2 and that such obligations shall survive the Closing forever.

4. Due Diligence Period.

Notwithstanding anything to the contrary contained herein, the Purchaser shall have a thirty-one (31) day period commencing on the date hereof (the "Due Diligence Period") to examine title to the Property, to inspect the physical and financial condition of the Property and to review the Property Information. Neither the Purchaser nor the Purchaser's Representatives shall contact any governmental authority or any of the Seller's tenants, vendors, employees, consultants or contractors prior to the Closing without (i) providing one (1) day's advance notice (which notice may be telephonic) of each such proposed contact to the Seller, and (ii) providing the Seller and/or its representatives an opportunity to be present at the time of any such contact.


  4.1.   Access to the Property.

  During the Due Diligence Period, the Purchaser and the Purchaser's Representatives shall have the right to enter upon the Property for the sole purpose of inspecting the Property and making surveys, soil borings, engineering tests and other investigations, inspections and tests (collectively, "Investigations"), provided (i) the Purchaser shall give the Seller not less than one (1) business days' prior written notice before each entry, (ii) the first such notice shall include sufficient information to permit the Seller to review the scope of the proposed Investigations, and (iii) neither the Purchaser nor the Purchaser's Representatives shall permit any borings, drillings or samplings to be done on the Property without the Seller's prior written consent. Any entry upon the Property and all Investigations shall be during the Seller's normal business hours and at the sole risk and expense of the Purchaser and the Purchaser's Representatives, and shall not interfere with the activities on or about the Property of the Seller, its tenants and their employees and invitees. The Purchaser shall:

  (a) promptly repair any damage to the Property resulting from any such Investigations and replace, refill and regrade any holes made in, or excavations of, any portion of the Property used for such Investigations so that the Property shall be in the same condition as that which existed prior to such Investigations;

  (b) fully comply with all Laws applicable to the Investigations and all other activities undertaken in connection therewith;

  (c) permit the Seller to have a representative present during all Investigations undertaken hereunder;

  (d) take all actions and implement all protections necessary to ensure that all actions taken in connection with the Investigations, and the equipment, materials, and substances generated, used or brought onto the Property pose no threat to the safety or health of persons or the environment, and cause no damage to the Property or other property of the Seller or other persons;

  (e) if requested by the Seller, furnish to the Seller, at no cost or expense to the Seller, copies of all surveys, soil test results, engineering, asbestos, environmental and other studies and reports prepared by third parties relating to the Investigations which the Purchaser shall obtain with respect to the Property promptly after the Purchaser's receipt of same;

  (f) maintain or cause to be maintained, at the Purchaser's expense, a policy of comprehensive general public liability insurance with a combined single limit of not less than $1,000,000 per occurrence for bodily injury and property damage, automobile liability coverage including owned and hired vehicles with a combined single limit of $1,000,000 per occurrence for bodily injury and property damage, and an excess umbrella liability policy for bodily injury and property damage in the minimum amount of $3,000,000, insuring the Purchaser and the Seller and certain of Seller's Affiliates listed on Schedule 4, as additional insureds, against any injuries or damages to persons or property that may result from or are related to (i) the Purchaser's and/or the Purchaser's Representatives' entry upon the Property, (ii) any Investigations or other activities conducted thereon, and (iii) any and all other activities undertaken by the Purchaser and/or the Purchaser's Representatives in connection with the Property, and deliver evidence of such insurance policy to the Seller at the earlier of ten (10) days after the date of this Agreement or the first entry on the Property; and

  (g) not, at any time, contact or communicate with any tenant of the Property for any reason whatsoever without the prior written approval of the Seller, which communications, whether by telephone, in writing or in person, Seller or its designee shall have the right to be present at or otherwise participate in.

  The provisions of this Section 4.1 shall survive the termination of this Agreement and the Closing.
  4.2.   Purchaser's Termination Notice.

  Subject to the provisions of the last paragraph of this Section 4.2, the Purchaser shall have the right to elect to terminate this Agreement by giving written notice (the "Purchaser's Termination Notice") of such election to the Seller at any time prior to the expiration of the Due Diligence Period if the Purchaser shall determine (in the exercise of its reasonable discretion) that any of the following conditions to termination are met as of the date of the Purchaser's Termination Notice, in which event the provisions of Section 14.1 shall apply:

        (a) The Purchaser shall have determined, based upon a site assessment study conducted at Purchaser's sole expense by a qualified engineering firm proposed by Purchaser and approved by Seller that there is oil, hazardous substances, hazardous materials, hazardous or toxic waste, or friable and accessible asbestos-containing materials present (i) on or under the Property in an amount which would require remediation under Applicable Environmental Law, or (ii) on or under any real property adjacent to the Property and upgradient from the Property (and in the case of this clause (ii), such engineering firm shall have determined that there is a high probability of such adjacent property contamination spreading to the Property and having a material adverse impact on the value of the Property).

        (b) The Purchaser shall have determined, based upon a final engineering study covering the Buildings and any other existing structures on the Property, that there are material defects in any roof, foundation, sprinkler mains, structural elements and masonry walls of any of the Buildings or related heating, ventilating and air-conditioning, electrical, sanitation, water or mechanical systems, or surface parking.

        (c) The Purchaser shall have determined, based upon its reasonable business judgment, that the Property including the Buildings as presently constructed and used violate in a material respect applicable federal or state law or governmental regulation, or local ordinance, order or regulation, including but not limited to laws, regulations or ordinances relating to land use, zoning, building use and occupancy, subdivision control, fire protection, public health and safety, wetlands protection and protection of the environment.

        (d) The Purchaser shall have determined that the Leases, the income and expenses and property tax bills for the Property do not conform in all material respects to the information contained in the Confidential Offering Memorandum, prepared by the Broker.
        (e) The Purchaser shall have determined that the Contracts are not in form and substance reasonably acceptable to the Purchaser. If any Contracts are not reasonably acceptable to the Purchaser, the Purchaser shall notify the Seller which Contracts are not acceptable to the Purchaser and the reasons therefor. Any so identified Contracts which Seller agrees to terminate or accept financial responsibility for on the Closing Date shall not give rise to a right of termination by Purchaser hereunder.

  If for any reason whatsoever the Seller shall not have received the Purchaser's Termination Notice prior to the expiration of the Due Diligence Period, the Purchaser shall be deemed to have irrevocably waived the right of termination granted under this Section 4.2, and such right of termination shall be of no further force or effect.

  Purchaser's Termination Notice shall state with sufficient particularity the conditions precedent to the Purchaser's obligation to purchase the Property which have not been satisfied and the Seller shall have the option, exercisable by giving written notice of such exercise to the Purchaser within seven (7) days of the Seller's receipt of the Purchaser's Termination Notice, to elect to use reasonable efforts (the cost of which shall not exceed $25,000 in the aggregate) to cause the satisfaction of such unsatisfied conditions precedent specified in Purchaser's Termination Notice, in which event this Agreement shall not terminate as a result of the Purchaser delivery of the Purchaser's Termination Notice and the Closing Date shall be extended for a period specified by the Seller (provided, that in no event shall the Closing Date be extended more than forty-five (45) days in the aggregate). The Purchaser acknowledges and agrees that, in the case of a Purchaser's Termination Notice citing matters under
Section 4.2(c) as the basis for termination, such matters shall be deemed cured upon delivery to the Purchaser of an opinion letter of counsel reasonably acceptable to the Purchaser indicating that no such violation of law, ordinance, order or regulation as is cited in such Purchaser's Termination Notice exists, or that such violation shall not have a material adverse impact upon the use of the Property as currently used.

  4.3.   Estoppel Certificates.

  Promptly after execution and delivery of this Agreement, the Seller agrees to request an Estoppel Certificate from each tenant under a Lease, but in no event shall it be deemed to be an obligation of the Seller under this Agreement to obtain executed Estoppel Certificates, except for Estoppel Certificates from Countrywide Credit Industries, Inc., and all tenants who lease space in excess of 15,000 square feet area of the Buildings plus two-thirds of all other tenants at the Building. The Estoppel Certificates shall be in the form annexed hereto as Exhibit G and made a part hereof; provided, however, if any tenant is required or permitted under its Lease to make different statements in a certificate of such nature than are set forth in Exhibit G, prior to requesting an Estoppel Certificate from such tenant, the Seller may modify the Estoppel Certificate for such tenant to set forth only the statements required under such tenant's Lease to be made by such tenant in such a certificate. Subject to the first sentence of this Section 4.3, if any tenant fails to deliver an Estoppel Certificate in the form required by this Agreement, Seller shall substitute in lieu thereof an estoppel certificate substantially in such form executed by Seller. Each Estoppel Certificate shall be dated not earlier than forty-five (45) days prior to the Closing Date, provided, that, if the Closing Date is extended by the Purchaser pursuant to the terms hereof (or otherwise extended at the request of the Purchaser), such Estoppel Certificates shall be dated not earlier than forty-five (45) days prior to the Closing Date as in effect prior to such extension.

5. Title.

The Seller shall convey and the Purchaser shall accept title to the Property subject to those matters set forth on Schedule 5 hereto (collectively the "Permitted Encumbrances"). The Seller shall deliver to the Purchaser, with costs therefor allocated as set forth on Schedule 6 within five (5) days after the execution of this Agreement, a commitment for an owner's fee title insurance policy with respect to the Property (the "Title Commitment") from First American Title Insurance Company (the "Title Company"), together with true and complete copies of all instruments giving rise to any defects or exceptions to title to the Property. The Seller has delivered to the Purchaser, with costs therefor allocated as set forth on Schedule 6, hereto, an as-built survey ("Survey") of the Land and Building dated November 18, 1996 and prepared by Grimes Surveying & Mapping, Inc. in accordance with the "Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys" jointly established and adopted by ALTA and ACSM.

  5.1.   Unacceptable Encumbrances.

  If the Title Commitment or the Survey indicate the existence of any liens or encumbrances (collectively, "Liens") or other defects or exceptions in or to title to the Property other than the Permitted Encumbrances (collectively, the "Unacceptable Encumbrances") subject to which the Purchaser is unwilling to accept title and the Purchaser gives the Seller notice of the same within ten
(10) days after the date hereof, the Seller shall undertake to eliminate the same (or to arrange for title insurance insuring against enforcement of such Unacceptable Encumbrances against, or collection of the same out of, the Property) subject to Section 5.2. The Purchaser hereby waives any right the Purchaser may have to advance as objections to title or as grounds for the Purchaser's refusal to close this transaction any Unacceptable Encumbrance which the Purchaser does not notify the Seller of within such ten (10) day period unless (i) such Unacceptable Encumbrance was first raised by the Title Company subsequent to the date of the Title Commitment or the Purchaser shall otherwise first discover same or be advised of same subsequent to the date of the Title Commitment, and (ii) the Purchaser shall notify the Seller of the same within five (5) days after the Purchaser first becomes aware of such Unacceptable Encumbrance. The Seller, in its sole discretion, may adjourn the Closing one or more times for up to sixty (60) days in the aggregate in order to eliminate Unacceptable Encumbrances.

  5.2.   Removal of Unacceptable Encumbrances.

            The Seller shall not be obligated to bring any action or proceeding, to make any payments or otherwise to incur any expense in order to eliminate Unacceptable Encumbrances not waived by the Purchaser or to arrange for title insurance insuring against enforcement of such Unacceptable Encumbrances against, or collection of the same out of, the Property; except that the Seller shall satisfy Unacceptable Encumbrances which are (i) mortgages and past due real estate taxes and assessments secured by or affecting the Property, and (ii) judgments against the Seller or other Liens secured by or affecting the Property which judgments and other Liens can be satisfied by payment of liquidated amounts not to exceed $50,000 in the aggregate for all such judgments and other Liens. The Seller may eliminate any such Unacceptable Encumbrance by the payment of amounts necessary to cause the removal thereof of record, by bonding over such Unacceptable Encumbrance in a manner reasonably satisfactory to the Purchaser or by arranging for title insurance reasonably satisfactory to the Purchaser insuring against enforcement of such Unacceptable Encumbrance against, or collection of the same out of, the Property.



            5.3.     Options Upon Failure to Remove Unacceptable Liens.

            If the Seller is unable or is not otherwise obligated (pursuant to Section 5.2) to eliminate all Unacceptable Encumbrances not waived by the Purchaser, or to bond over in a manner reasonably satisfactory to the Purchaser any Unacceptable Encumbrances not waived by the Purchaser, or to arrange for title insurance reasonably acceptable to the Purchaser insuring against enforcement of such Unacceptable Encumbrances against, or collection of the same out of, the Property, and to convey title in accordance with the terms of this Agreement on or before the Closing Date (whether or not the Closing is adjourned as provided in Section 5.1), the Purchaser shall elect on the Closing Date, as its sole remedy for such inability of the Seller, either (i) to terminate this Agreement by notice given to the Seller pursuant to Section 14.1, in which event the provisions of Section 14.1 shall apply, or (ii) to accept title subject to such Unacceptable Encumbrances and receive no credit against, or reduction of, the Purchase Price.

            5.4.     Use of Purchase Price.

            If on the Closing Date there may be any Liens or other encumbrances which the Seller must pay or discharge in order to convey to the Purchaser such title as is herein provided to be conveyed, the Seller may use any portion of the Purchase Price to satisfy the same, provided:

                    (a) the Seller shall deliver to the Purchaser or the Title Company, at the Closing, instruments in recordable form and sufficient to satisfy such Liens or other encumbrances of record together with the cost of recording or filing said instruments; or

                    (b) the Seller, having made arrangements with the Title Company, shall deposit with said company sufficient moneys acceptable to said company to insure the obtaining and the recording of such satisfactions.

            5.5.     Franchise Taxes.

            Any franchise or corporate tax open, levied or imposed against the Seller or other owners in the chain of title that may be a Lien on the Closing Date shall not be an objection to title if the Title Company omits same from the title policy issued pursuant to the Title Commitment or excepts same but insures the Purchaser against collection thereof out of the Property.

            5.6.     Transfer Taxes; Title Insurance Premiums.

            At the Closing, the Seller and the Purchaser shall each pay fifty percent (50%) of all documentary transfer and recording taxes (the "Transfer Tax Payments") imposed pursuant to the Laws of the State of California or any other governmental authority in respect of the transactions contemplated by this Agreement by delivery to the Title Company of sufficient funds to pay such taxes. The Purchaser shall not be entitled to receive a credit against or abatement of the Purchase Price payable to the Seller at the Closing as a result of the Purchaser's share of the Transfer Tax Payments. At the Closing, the premiums due the Title Company to obtain title insurance policies in the form contemplated by the Title Commitment (as the same may be amended pursuant to this Agreement), the cost of obtaining the survey and other Closing-related expenses shall be paid in the manner set forth on Schedule 6 hereto.

            5.7.     Discharges of Undischarged Mortgages.

            The Seller and the Purchaser acknowledge and agree that certain deeds of trust recorded as Instrument No.'s 83-962209, 83-962211, and 84-1360320 (the "Undischarged Mortgages") continue to be in the record chain of title of the Property as of the date hereof. The Seller represents and warrants to the Purchaser that the obligations secured by the Undischarged Mortgages have been paid in full. The Seller further covenants and agrees that it will use reasonable efforts to obtain discharges of the Undischarged Mortgages prior to the Closing Date. If the Seller fails to obtain any such discharges, the Purchaser acknowledges and agrees that the existence of the Undischarged Mortgages shall not constitute a basis for the Purchaser terminating this Agreement or refusing to complete the Closing so long as the Title Commitment (as revised prior to the Closing Date) does not take exception for the Undischarged Mortgages and the Title Company provides written assurances that it will provide a title insurance commitment without exception for the Undischarged Mortgages to a subsequent purchaser. The Purchaser shall in no event be obligated to incur any expense in connection with the discharge of the Undischarged Mortgages.

    6.      Representations and Warranties of the Seller.

    The Seller represents and warrants to the Purchaser as follows:

            (a) The Seller is a duly formed and validly existing limited partnership organized under the laws of the State of Delaware and is qualified under the laws of the State of California to conduct business therein.

            (b) The Seller has the full, legal right, power and authority to execute and deliver this Agreement and all documents now or hereafter to be executed by the Seller pursuant to this Agreement (collectively, the "Seller's Documents"), to consummate the transaction contemplated hereby, and to perform its obligations hereunder and under the Seller's Documents.

            (c) This Agreement and the Seller's Documents do not and will not contravene any provision of the limited partnership agreement of the Seller, any judgment, order, decree, writ or injunction issued against the Seller, or, to the Seller's actual knowledge, any provision of any laws or governmental ordinances, rules, regulations, orders or requirements (collectively, the "Laws") applicable to the Seller. The consummation of the transactions contemplated hereby will not result in a breach or constitute a default or event of default by the Seller under any agreement to which the Seller or any of its assets are subject or bound and will not result in a violation of any Laws applicable to the Seller.

            (d) The Seller has no actual knowledge of any leases, licenses or other occupancy agreements affecting any portion of the Property (collectively, the "Leases") on the date hereof, except for the Leases listed in Schedule 7 annexed hereto and made a part hereof. To Seller's actual knowledge, the copies of the Leases furnished by the Seller to the Purchaser are true and complete.
To the Seller's actual knowledge, the Leases are in full force and effect, without any material default by the Seller thereunder. To the Seller's actual knowledge, except as listed on Schedule 7, the Seller has not given or received any notice of default which remains uncured or unsatisfied, with respect to any of the Leases.

            (e) To the Seller's actual knowledge, there are no pending actions, suits, proceedings or investigations to which the Seller is a party before any court or other governmental authority with respect to the Property owned by the Seller except as set forth on
            Schedule 8 hereto.

            (f) Except as disclosed on Schedule 9 hereto, since the date the Seller acquired legal and beneficial title to the Property (i) to Seller's actual knowledge, neither Seller nor any third party has engaged in the generation, use, manufacture, treatment, storage or disposal of any Hazardous Substance (as hereinafter defined) on the Property in violation of Applicable Environmental Law (as hereinafter defined), the cost of correction or remediation of which would have a material adverse effect upon the value of the Property, and (ii) to Seller's actual knowledge, neither Seller nor any third party has received any written notice from any governmental authority having jurisdiction over the Property of any violation of Applicable Environmental Law with respect to the Property which requires corrective action, the cost of which would have a material adverse effect upon the value of the Property.
Disclosure of any matter on Schedule 9 hereto shall not constitute any admission by Seller that such matter was material or a violation of Applicable Environmental Law. As used in this Agreement, the term "Hazardous Substance" shall mean any substance, chemical or waste that is currently listed as hazardous, toxic or dangerous under Applicable Environmental Law. As used in this Agreement, the term "Applicable Environmental Law" shall mean the Comprehensive Environmental Response, Compensation and Liability Act
("CERCLA"), 42 U.S.C. 9601 et seq.; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. 6901, et seq.; the Water Pollution Control Act, 33 U.S.C. 1251 et seq.; the Clean Air Act, 42 U.S.C. 7401 et seq.; and the Toxic Substances Control Act, 15 U.S.C. 2601 et seq.; as the foregoing have been amended from time to time to the date of this Agreement; and any similar federal, state and local laws and ordinances and the regulations implementing such statutes in effect on the date hereof imposing liability or establishing standards of conduct for environmental protection.

            (g) Schedule 11 contains a list of the Licenses. To the Seller's knowledge, the Licenses are in full force and effect and are sufficient for the operation of the Property as currently operated.

            (h) The Seller has not entered into any agreement for the sale of all or any portion of the Property, or any option agreement for the acquisition of all or any portion of the Property, with any person other than the Purchaser.

            (i) The Seller has no knowledge of any Contracts on the date hereof, except for the Contracts listed on Schedule 3 annexed hereto. The copies of the Contracts furnished by the Seller to the Purchaser are true and complete. To Seller's knowledge, there are no existing Seller defaults under any of the Contracts.

            (j) To the Seller's knowledge it has not received any written notice from any governmental authority regarding any violation of any federal, state or local land use, zoning or other similar statute, regulation, ruling or order applicable to the Property.

            6.1.     Survival of Representations.

            The representations and warranties of the Seller set forth in this
Section 6 (i) shall be true, accurate and correct in all material respects upon the execution of this Agreement and shall be deemed to be repeated on and as of the Closing Date (except as they relate only to an earlier date), and (ii) shall remain operative and shall survive the Closing and the execution and delivery of the Deed for a period of one year following the Closing Date and then shall expire, and no action or claim based thereon shall be commenced after such period.

            6.2.     Discovery of Untrue Representation.

            If at or prior to the Closing, (i) the Purchaser shall become aware that any of the representations or warranties made herein by the Seller is untrue, inaccurate or incorrect in any material respect and shall give the Seller notice thereof at or prior to the Closing, or (ii) the Seller shall notify the Purchaser that a representation or warranty made herein by the Seller is untrue, inaccurate or incorrect, then the Seller may, in its sole discretion, elect by notice to the Purchaser to adjourn the Closing one or more times for up to sixty (60) days in the aggregate in order to cure or correct such untrue, inaccurate or incorrect representation or warranty. If any such representation or warranty is not cured or corrected by the Seller on or before the Closing Date (whether or not the Closing is adjourned as provided above), then the Purchaser, as its sole remedy for such inability of Seller, shall elect either (i) to waive such misrepresentations or breaches of warranties and consummate the transactions contemplated hereby without any reduction of or credit against the Purchase Price, or (ii) to terminate this Agreement by notice given to Seller pursuant to the provisions of Section 14.1. In the event the Closing occurs, the Purchaser hereby expressly waives, relinquishes and releases any right or remedy available to it at law, in equity or under this Agreement to make a claim against the Seller for damages that the Purchaser may incur, or to rescind this Agreement and the transactions contemplated hereby, as the result of any of the Seller's representations or warranties being untrue, inaccurate or incorrect if the Purchaser knew, should have known or is deemed to have known that such representation or warranty was untrue, inaccurate or incorrect at the time of the Closing and the Purchaser nevertheless closes title hereunder.

            6.3.     Limited Nature of Representations.

            The Purchaser acknowledges that neither the Seller nor any of the Seller's Affiliates, nor any of their agents or representatives, nor Broker has made any representations or held out any inducements to the Purchaser other than those specifically set forth in this Agreement. The Purchaser acknowledges that the Seller, pursuant to the terms of this Agreement, has afforded the Purchaser the opportunity for full and complete investigations, examinations and inspections of the Property and all Property Information. The Purchaser acknowledges and agrees that (i) the Property Information delivered or made available to the Purchaser and the Purchaser's Representatives by the Seller or the Seller's Affiliates, or any of their agents or representatives may have been prepared by third parties and may not be the work product of the Seller and/or any of the Seller's Affiliates; (ii) neither the Seller nor any of the Seller's Affiliates has made any independent investigation or verification of, or has any knowledge of, the accuracy or completeness of, the Property Information; (iii) the Purchaser is relying solely on its own investigations, examinations and inspections of the Property and those of the Purchaser's Representatives and is not relying in any way on the Property Information furnished by the Seller or any of the Seller's Affiliates, or any of their agents or representatives; and (iv) except as otherwise expressly set forth herein, the Seller expressly disclaims any representations or warranties with respect to the accuracy or completeness of the Property Information, and the Purchaser releases the Seller and the Seller's Affiliates, and their agents and representatives, from any and all liability with respect thereto. The Purchaser or anyone claiming by, through or under the Purchaser, hereby fully and irrevocably releases the Seller and the Seller's Affiliates from any and all claims that it may now have or hereafter acquire against any of the Seller or the Seller's Affiliates for any cost, loss, liability, damage, expense, action or cause of action, whether foreseen or unforeseen, arising from or related to the presence of environmentally hazardous, toxic or dangerous substances, or any other conditions (whether patent, latent or otherwise) affecting the Property, except for (i) claims against the Seller based upon any obligations and liabilities of the Seller expressly provided in this Agreement or any other document to be executed and delivered by the Seller pursuant to
Section 8 hereof, and (ii) claims based upon the fraudulent actions (or failure to act) of the Seller.

    The provisions of this Section 6 shall survive the Closing.

    7.       Representations and Warranties of the Purchaser.

    The Purchaser represents and warrants to the Seller as follows:

            (a) The Purchaser is a duly formed and validly existing limited partnership organized under the laws of the State of California, and is qualified under the laws of the State of California to conduct business therein on the date hereof.

            (b) The Purchaser has the full, legal right, power, authority and financial ability to execute and deliver this Agreement and all documents now or hereafter to be executed by it pursuant to this Agreement (collectively, the "Purchaser's Documents"), to consummate the transactions contemplated hereby, and to perform its obligations hereunder and under the Purchaser's Documents.

            (c) This Agreement and the Purchaser's Documents do not and will not contravene any provision of the limited partnership agreement of the Purchaser, any judgment, order, decree, writ or injunction issued against the Purchaser, or any provision of any Laws applicable to the Purchaser. The consummation of the transactions contemplated hereby will not result in a breach or constitute a default or event of default by the Purchaser under any agreement to which the Purchaser or any of its assets are subject or bound and will not result in a violation of any Laws applicable to the Purchaser.

            (d) To the Purchaser's actual knowledge, there are no pending actions, suits, proceedings or investigations to which the Purchaser is a party before any court or other governmental authority which may have an adverse impact on the transactions contemplated hereby.

    The representations and warranties of the Purchaser set forth in this
Section 7 and elsewhere in this Agreement shall be true, accurate and correct in all material respects upon the execution of this Agreement, shall be deemed to be repeated on and as of the Closing Date (except as they relate only to an earlier date) and shall survive the Closing.

    8.      Documents to be Delivered by the Seller at Closing.

    At the Closing, the Seller shall execute, acknowledge and/or deliver, as applicable, the following to the Purchaser or the Title Company:

            (a) A grant deed or its equivalent (the "Deed") conveying title to the Property in the form of Exhibit A annexed hereto and made a part hereof.

            (b) The Assignment and Assumption of Leases and Security Deposits in the form of Exhibit B annexed hereto and made a part hereof assigning without warranty or representation all of the Seller's right, title and interest, if any, in and to the Leases in effect on the Closing Date, all guarantees thereof and the security deposits thereunder in the Seller's possession, if any (the "Lease Assignment").

            (c) The Assignment and Assumption of Contracts and Licenses in the form of Exhibit C annexed hereto and made a part hereof (the "Contract and License Assignment") assigning without warranty or representation all of the Seller's right, title and interest, if any, in and to (i) all of the assignable licenses, permits, certificates, approvals, authorizations and variances issued for or with respect to the Property by any governmental authority (collectively, the "Licenses"), and (ii) all assignable purchase orders, equipment leases, advertising agreements, franchise agreements, license agreements, management agreements, leasing and brokerage agreements and other service contracts relating to the operation of the Property (collectively, the "Contracts") not terminated by Seller pursuant to the terms of this Agreement.

            (d) The Assignment and Assumption of Intangible Property in the form of Exhibit D annexed hereto and made part hereof assigning without warranty or representation all of the Seller's right, title and interest, if any, in and to all intangible property owned by the Seller with respect to the operation of the Property, including, without limitation, the trade name "Century Square" (the "Intangible Property Assignment") (the Lease Assignment, the Contract and License Assignment and the Intangible Property Assignment are herein referred to collectively as the "A & A Agreements").

            (e) To the extent in the Seller's possession, executed counterparts of all Leases and New Leases and any amendments, guarantees and other documents relating thereto, together with a schedule of all tenant security deposits thereunder and the accrued interest on such security deposits payable to tenants which are in the possession of or received by the Seller.

            (f) A bill of sale in the form of Exhibit E annexed hereto and made a part hereof (the "Bill of Sale") conveying, transferring and selling to the Purchaser without warranty or representation all right, title and interest of the Seller in and to all Personal Property.

            (g) Notices to the tenants of the Property in the form of Exhibit F annexed hereto and made a part hereof advising the tenants of the sale of the Property to the Purchaser and directing that rents and other payments thereafter be sent to the Purchaser or as the Purchaser may direct.

            (h) A certificate of a general partner of the Seller that the Seller has taken all necessary partnership action to authorize the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby.

            (i)     Executed originals of all Estoppel Certificates required by
Section 4.3 and any other Estoppel Certificates, received by the Seller from tenants prior to the Closing Date and not previously delivered to the Purchaser; provided, that all required Estoppel Certificates shall be delivered to the Purchaser not later than three (3) days prior to the Closing Date.

            (j) To the extent in the Seller's possession and not already located at the Property, keys to all entrance doors to, and equipment and utility rooms located in, the Property.

            (k) To the extent in the Seller's possession and not already located at the Property, all Licenses.

            (l) To the extent in the Seller's possession, executed counterparts of all Contracts and all warranties in connection therewith which are in effect on the Closing Date and which are assigned by the Seller.

            (m) To the extent in the Seller's possession and not located at the Building, plans and specifications of the Buildings.

            (n) A "FIRPTA" affidavit sworn to by the Seller in the form of Exhibit H annexed hereto and made a part hereof. The Purchaser acknowledges and agrees that upon the Seller's delivery of such affidavit, the Purchaser shall not withhold any portion of the Purchase Price pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

            (o)     A California Form 590.

            (p) A closing statement setting forth the adjustments contemplated by Section 3 hereof.

            (q) All other documents the Seller are required to deliver pursuant to the provisions of this Agreement.

    9.      Documents to be Delivered by the Purchaser at Closing.

    At the Closing, the Purchaser shall execute, acknowledge and/or deliver, as applicable, the following to the Seller or the Title Company, as applicable:

            (a) The cash portion of the Purchase Price payable at the Closing pursuant to Section 2, subject to apportionments, credits and adjustments as provided in this Agreement.

            (b)     The Bill of Sale.

            (c) If the Purchaser is a corporation, (i) copies of the certificate of incorporation and by-laws of the Purchaser and of the resolutions of the board of directors of the Purchaser authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement certified as true and correct by the Secretary or Assistant Secretary of the Purchaser; (ii) a good standing certificate issued by the state of incorporation of the Purchaser, dated within thirty (30) days of the Closing Date; (iii) a qualification to do business certificate issued by the State of California, dated within thirty (30) days of the Closing Date; and (iv) an incumbency certificate executed by the Secretary or Assistant Secretary of the Purchaser with respect to those officers of the Purchaser executing any documents or instruments in connection with the transactions contemplated herein.

            (d) If the Purchaser is a partnership, (i) copies of the Purchaser's partnership agreement and partnership certificate (if applicable) and, if required by law or its partnership agreement, copies of partnership resolutions and/or consents of the partners authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, all certified as true and correct by the managing general partner of the Purchaser, or in the absence thereof, then by all of the Purchaser's general partners; (ii) a legal existence certificate issued by the state of organization of the Purchaser, dated within ninety (90) days preceding the Closing Date;
and (iii) a qualification to do business certificate issued by the State of California, dated within ninety (90) days preceding the Closing Date.

            (e) If the Purchaser is a limited liability company, (i) copies of the Purchaser's operating agreement and, if required by law or its operating agreement, copies of resolutions of the manager authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, all certified as true and correct by the manager of the Purchaser; (ii) a good standing certificate issued by the state of organization of the Purchaser, dated within thirty (30) days of the Closing Date; and (iii) a qualification to do business certificate issued by the State of California, dated within thirty (30) days of the Closing Date.

            (f)     The A & A Agreements.

            (g) The payments of the Purchaser as set forth in Schedule 6 hereto.

            (h) All other documents the Purchaser is required to deliver pursuant to the provisions of this Agreement.

    10.     Operation of the Property prior to the Closing Date.

    Between the date hereof and the Closing Date, the Seller shall, subject to this Section 10, continue to operate and maintain the Property in a manner consistent with past practices.

            10.1.    New Leases.

            Except as hereinafter provided in this Section 10.1, the Seller may not modify, extend, renew, cancel or permit the expiration of any Lease or enter into any proposed Lease of all or any portion of the Property without the Purchaser's written consent which consent shall not be unreasonably withheld (and which consent shall be deemed given three (3) business days following the Seller's notifying the Purchaser of its proposed action under this Section 10.1, unless Purchaser expressly objects to such action in writing prior to such time); provided, however, that such Lease is on Seller's standard form with such changes as Seller deems appropriate in the exercise of its reasonable discretion (or, in the case of any Lease amendment, such amendment is in a form commonly used by landlords operating properties similar to the Property). After the expiration of the Due Diligence Period, the Seller shall not modify, extend, renew or cancel (subject to Section 10.2) any Lease or enter into any proposed Lease of all or any portion of the Property if such then existing or proposed Lease demises more than 5,000 rentable square feet of the Property without the Purchaser's prior consent in each instance, which consent shall not be unreasonably withheld and shall be given or denied, with the reasons for any such denial, within five (5) days after receipt by the Purchaser of the Seller's notice requesting the Purchaser's consent to the proposed action relating to such existing or proposed Lease. If the Purchaser fails to reply to the Seller's request for consent in a notice given within such period or if the Purchaser expressly denies its consent but fails to provide the Seller with the reasons for such denial, the Purchaser's consent shall be deemed to have been granted.

                    10.1.1.           New Lease Expenses.

                    If after the date of this Agreement the Seller enters into any Leases, or if there is any extension or renewal of any Leases, whether or not such
Leases provide for their extension or renewal, or any expansion or modification of any Leases (each, a "New Lease"), the Seller shall keep accurate records of all expenses (collectively, "New Lease Expenses") incurred in connection with each New Lease, including, without limitation, the following: (i) brokerage commissions and fees relating to such leasing transaction, (ii) expenses incurred for repairs, improvements, equipment, painting, decorating, partitioning and other items to satisfy the tenant's requirements with regard to such leasing transaction, (iii) reimbursements to the tenant for the cost of any of the items described in the preceding clause (ii), (iv) rent concessions relating to the demised space provided the tenant has the right to take possession of such demised space during the period of such rent concessions, and (v) expenses incurred for the purpose of satisfying or terminating the obligations of a tenant pursuant to a New Lease with the Seller as landlord that may be due under another lease (whether or not such other lease covers space in the Property).

                    10.1.2.           Allocation of New Lease Expenses.

                    The New Lease Expenses for each New Lease allocable to and payable by the Seller shall be determined by multiplying the amount of such New Lease Expenses by a fraction, the numerator of which shall be the number of days contained in that portion, if any, of the term of such New Lease commencing on the date on which the tenant thereunder shall have commenced to pay fixed rent ("Rent Commencement Date") and expiring on the date immediately preceding the Closing Date, and the denominator of which shall be the total number of days contained in the period commencing on the Rent Commencement Date and expiring on the date of the scheduled expiration of the term of such New Lease, without provision for any optional extensions or renewals, and the remaining balance of the New Lease Expenses for each New
Lease shall be allocable to and payable by the Purchaser by addition to the Purchase Price. At the Closing, the Purchaser shall reimburse the Seller for all New Lease Expenses theretofore paid by the Seller, if any, in excess of the portion of the New Lease Expenses allocated to the Seller pursuant to the
provisions of the preceding sentence.    At the Closing, the Seller shall
reimburse the Purchaser for all New Lease Expenses not theretofore paid by the Seller, if any, attributable to the portion of the New Lease Expenses allocated to the Seller pursuant to the provisions of the preceding sentence. For purposes of this Section 10.1.2, the Rent Commencement Date under a renewal, extension, expansion or modification of a Lease shall be deemed to be (i) in the case of a renewal or extension (whether effective prior to or after the Closing, or in the form of an option exercisable in the future), the first date during such renewal or extension period after the originally scheduled expiration of the term of such Lease on which the tenant under such Lease commences to pay fixed rent, (ii) in the case of an expansion (whether effective prior to or after the Closing, or in the form of an option exercisable in the future), the date on which the tenant under such Lease commences to pay fixed rent for the additional space, and (iii) in the case of a modification not also involving a renewal, extension or expansion of such Lease, the effective date of such modification agreement. The provisions of this Section 10.1.2 shall survive the Closing.

            10.2.    Termination of Existing Leases.

            Notwithstanding anything to the contrary contained in this Agreement, the Seller may, with the written consent of the Purchaser, which consent shall not be unreasonably withheld (and which consent shall be deemed given three (3) business days following the Seller's notifying the Purchaser of its proposed action under this Section 10.2, unless Purchaser expressly objects to such action in writing prior to such time), but is not obligated, to institute summary proceedings against any tenant or terminate any Lease as a result of a default by the tenant thereunder prior to the Closing Date. The Seller makes no representations and assumes no responsibility with respect to (i) the continued occupancy of the Property or any part thereof by any tenant and (ii) the fulfillment by any tenant of its obligations under any Lease. The removal of a tenant whether by summary proceedings or otherwise prior to the Closing Date shall not give rise to any claim on the part of the Purchaser. Further, the Purchaser agrees that it shall not be grounds for the Purchaser's refusal to close this transaction that any tenant is a holdover tenant or in default under its Lease pursuant to any economic or non-economic terms of its Lease on the Closing Date and the Purchaser shall accept title subject to such holding over or default without credit against, or reduction of, the Purchase Price.

            10.3.    Contracts.

            Except as hereinafter provided in this Section 10.3, the Seller may cancel, modify, extend, renew or permit the expiration of Contracts and may enter into any new Contract without the Purchaser's prior consent. After the expiration of the Due Diligence Period, the Seller shall not modify, extend, renew or cancel (except as a result of a default by the other party thereunder or if Purchaser has given notice pursuant to Section 4.2(e) that a Contract is unacceptable) any Contracts, or enter into any new Contract without the Purchaser's prior consent in each instance, which consent shall not be unreasonably withheld or delayed, and if withheld, the Purchaser shall promptly give the Seller a notice stating the reasons therefor. If the Purchaser fails to reply within five (5) days to the Seller's request for consent in a notice given pursuant to this Section 10.3 or if the Purchaser expressly denies its consent but fails to provide the Seller with the reasons for such denial, the Purchaser's consent shall be deemed to have been granted.

    11.     Broker.

    The Purchaser and the Seller represent and warrant to each other that Eastdil Realty Company, L.L.P. and Metrospace Corporation (collectively, the "Broker") is the sole broker with whom they have dealt in connection with the Property and the transactions described herein. The Seller shall be liable for, and shall indemnify the Purchaser against, all brokerage commissions or other compensation due to the Broker arising out of the transaction contemplated in this Agreement, which compensation shall be paid subject and pursuant to a separate agreement between the Seller and the Broker. Each party hereto agrees to indemnify, defend and hold the other harmless from and against any and all claims, causes of action, losses, costs, expenses, damages or liabilities, including reasonable attorneys' fees and disbursements, which the other may sustain, incur or be exposed to, by reason of any claim or claims by any broker, finder or other person, except (in the case of the Purchaser as indemnitor hereunder) the Broker, for fees, commissions or other compensation arising out of the transactions contemplated in this Agreement if such claim or claims are based in whole or in part on dealings or agreements with the indemnifying party.
The obligations and representations and warranties contained in this Section 11 shall survive the termination of this Agreement and the Closing.

    12.      Casualty; Condemnation.

            12.1.    Damage or Destruction.

            If a "material" part (as hereinafter defined) of the Property is damaged or destroyed by fire or other casualty, the Seller shall notify the Purchaser of such fact and the Purchaser shall have the option to terminate this Agreement upon notice to the Seller given not later than ten (10) days after receipt of the
Seller's notice; provided, however, that the Purchaser's election shall be ineffective if within ten (10) days after the Seller's receipt of the Purchaser's election notice, the Seller shall elect by notice to the Purchaser to repair such damage or destruction and shall thereafter complete such repair within 90 days after the then scheduled Closing Date at the time of the Purchaser's election. If the Seller makes such election to repair, the Seller shall have the right to adjourn the Closing Date one or more times for up to 90 days in the aggregate in order to complete such repairs and shall have the right to retain all insurance proceeds which the Seller may be entitled to receive as a result of such damage or destruction. If (i) the Purchaser does not elect to terminate this Agreement as to the damaged Property, (ii) the Purchaser elects to terminate this Agreement as to the damaged Property but such election is ineffective because the Seller elects to repair such damage and completes such repair within such 90-day period provided above, or (iii) there is damage to or destruction of an "immaterial" part ("immaterial" is herein deemed to be any damage or destruction which is not "material", as such term is hereinafter defined) of the Property, the Purchaser shall close title as provided in this Agreement and, at the Closing, the Seller shall, unless the Seller has repaired such damage or destruction prior to the Closing, (x) pay over to the Purchaser the proceeds of any insurance collected by the Seller, plus an amount equal to any deductible attributable to such insurance policy, less the amount of all costs incurred by the Seller in connection with the repair of such damage or destruction, and (y) assign and transfer to the Purchaser all right, title and interest of the Seller in and to any uncollected insurance proceeds which the Seller may be entitled to receive from such damage or destruction. A "material" part of the Property shall be deemed to have been damaged or destroyed if the cost of repair or replacement shall be fifteen percent (15%) or more of the Purchase Price, or if such damage or destruction is not an insured casualty.
            12.2.    Condemnation.

            If, prior to the Closing Date, all or any "significant" portion (as hereinafter defined) of the Property is taken by eminent domain or condemnation (or is the subject of a pending taking which has not been consummated), the Seller shall notify the Purchaser of such fact and the Purchaser shall have the option to terminate this Agreement upon notice to the Seller given not later than ten (10) days after receipt of the Seller's notice. If the Purchaser does not elect to terminate this Agreement, or if an "insignificant" portion ("insignificant" is herein deemed to be any taking which is not "significant", as such term is herein defined) of the Property is taken by eminent domain or condemnation, at the Closing the Seller shall assign and turnover, and the Purchaser shall be entitled to receive and keep, all awards or other proceeds for such taking by eminent domain or condemnation. A "significant" portion of the Property means (i) 10% or more of the main office building on the Land,
(ii) a portion of the parking areas if the taking thereof reduces the remaining available number of parking spaces below the minimum legally required, or (iii) a legally required driveway on the Land if such driveway is the predominant means of ingress thereto or egress therefrom.

            12.3.    Termination.

            If the Purchaser effectively terminates this Agreement pursuant to
Section 12.1 or 12.2, this Agreement shall be terminated and the rights of the parties shall be the same as if notice of termination were given pursuant to
Section 14.1.

    13.      Conditions Precedent to Closing.

            13.1.    Conditions Precedent to the Purchaser's Obligations to
                    Perform.

            The Purchaser's obligation under this Agreement to purchase the Property is subject to the fulfillment of each of the following conditions: (i) the representations and warranties of the Seller contained herein shall be materially true, accurate and correct as of the Closing Date except to the extent they relate only to an earlier date; (ii) the Seller shall be ready, willing and able to deliver title to the Property in accordance with the terms and conditions of this Agreement; (iii) any conditions precedent to the Purchaser's obligation to purchase the Property is validly listed in the Purchaser's Termination Notice as being unsatisfied has been satisfied; (iv) the Closing shall have occurred under and as defined in the Other Purchase Agreement, or shall occur simultaneously with the Closing hereunder; and (v) the Seller shall have delivered all the documents and other items required pursuant to Section 8, and shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement to be performed or complied with by the Seller at or prior to the Closing.

            13.2.      Conditions Precedent to the Seller's Obligations to
                    Perform.

            The Seller's obligation under this Agreement to sell the Property to the Purchaser is subject to the fulfillment of each of the following conditions: (i) the representations and warranties of the Purchaser contained herein shall be materially true, accurate and correct as of the Closing Date; (ii) the Purchaser shall have delivered the funds required hereunder and all the documents to be executed by the Purchaser set forth in Section 9 and shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement to be performed or complied with by the Purchaser at or prior to the Closing; (iii) all consents and approvals of governmental authorities and parties to agreements to which the Purchaser is a party or by which the Purchaser's assets are bound that are required with respect to the consummation of the transactions contemplated by this Agreement shall have been obtained and copies thereof shall have been delivered to the Seller at or prior to the Closing; (iv) the Closing shall have occurred under and as defined in the Other Purchase Agreement, or shall occur simultaneously with the Closing hereunder; and (v) the additional matters set forth in Schedule 10 annexed hereto and made a part hereof shall have occurred or been delivered to the Seller, as applicable, at or prior to the Closing.

            13.3.

             Remedies Upon Failure to Satisfy Conditions.

            In the event that any condition contained in Sections 13.1 or 13.2 is not satisfied, the party entitled to the satisfaction of such condition as a condition to its obligation to close title shall have as its sole remedy hereunder the right to elect to (i) waive such unsatisfied condition whereupon title shall close as provided in this Agreement or (ii) proceed as provided in Section 14 hereof.

    14.      Remedies.

            14.1.    Seller's Inability to Perform.

    If the Closing fails to occur by reason of the Seller's inability to perform its obligations under this Agreement which has not been waived pursuant to
    Section 13.3, then the Purchaser, as its sole remedy for such inability of the Seller, may terminate this Agreement by notice to the Seller. If the Purchaser elects to terminate this Agreement, then this Agreement shall be terminated and neither party shall have any further rights, obligations or liabilities hereunder, except as otherwise expressly provided herein (collectively, the "Surviving Obligations"), and except that the Purchaser shall be entitled to a return of the Deposit provided the Purchaser is not otherwise in default hereunder. Except as set forth in this Section 14.1, the Purchaser hereby expressly waives, relinquishes and releases any other right or remedy available to it at law, in equity or otherwise by reason of the Seller's inability to perform its obligations hereunder. Notwithstanding anything to the contrary herein, if the Seller's inability to perform its obligations under this Agreement is a result of any action of, or failure to act by, the Purchaser or any of the Purchaser's Representatives, the Purchaser shall not be relieved of its obligations under this Agreement and Purchaser shall not be entitled to any right or remedy provided in this Section 14.1 or elsewhere in this Agreement.

            14.2.    Purchaser's Failure to Perform.

    In the event of a default hereunder by the Purchaser or if the Closing fails to occur by reason of the Purchaser's failure or refusal to perform its obligations hereunder, then the Seller may terminate this Agreement by notice to the Purchaser. PURCHASER AND SELLER AGREE THAT IT WOULD BE
IMPRACTICABLE OR EXTREMELY DIFFICULT TO FIX, AT THE TIME
OF SIGNING THIS AGREEMENT, THE ACTUAL DAMAGES WHICH
WOULD BE SUFFERED IF THE PURCHASER FAILS OR REFUSES TO
PERFORM ITS OBLIGATIONS HEREUNDER.  THEREFORE, IF
PURCHASER FAILS OR REFUSES TO PERFORM ITS OBLIGATIONS
UNDER THIS AGREEMENT AND If the Seller elects to terminate this
Agreement, then this Agreement shall be terminated and the Seller may retain the Deposit as liquidated damages for all loss, damage and expenses suffered by the Seller, and neither party shall have any further rights, obligations or liabilities hereunder, except for the Surviving Obligations.

            _________________                                 ______________
            Purchaser Initials                                Seller Initials

    Nothing contained herein shall limit or restrict the Seller's ability to pursue any rights or remedies it may have against the Purchaser with respect to the Surviving Obligations. Except as set forth in this Section
    14.2 and the Surviving Obligations, the Seller hereby expressly waives, relinquishes and releases any other right or remedy available to them at law, in equity or otherwise by reason of the Purchaser's default hereunder or the Purchaser's failure or refusal to perform its obligations hereunder. Notwithstanding anything to the contrary herein, if the Purchaser's default or the Purchaser's failure or refusal to perform its obligations under this Agreement is a result of any action of, or failure to act by, the Seller or any of the Seller's Affiliates, the Seller shall not be relieved of its obligations under this Agreement and the Seller shall not be entitled to any right or remedy provided in this Section 14.2 or elsewhere in this Agreement.

            14.3.    Seller's Failure to Perform.

    If the Closing fails to occur by reason of the Seller's failure or refusal to perform its obligations hereunder which has not been waived by the Purchaser, then the Purchaser, as its sole remedy hereunder, may (i) terminate this Agreement by notice to the Seller or (ii) seek specific performance from the Seller. If the Purchaser elects to terminate this Agreement, the Deposit shall be refunded to the Purchaser as set forth in the Escrow Agreement attached hereto as Exhibit I. As a condition precedent to the Purchaser exercising any right it may have to bring an action for specific performance as the result of the Seller's failure or refusal to perform their obligations hereunder, the Purchaser must commence such an action within ninety (90) days after the occurrence of such default. The Purchaser agrees that its failure to timely commence such an action for specific performance within such ninety (90) day period shall be deemed a waiver by it of its right to commence such an action. Notwithstanding anything to the contrary herein, if the Seller's failure or refusal to perform its obligations under this Agreement is a result of any action of, or failure to act by, the Purchaser or any of the Purchaser's Representatives, the Purchaser shall not be relieved of its obligations under this Agreement and Purchaser shall not be entitled to any right or remedy provided in this Section 14.3 or elsewhere in this Agreement.

    15.      Escrow.

    The Escrow Agent shall hold the Downpayment and all interest accrued thereon, if any (collectively, the "Deposit") in escrow and shall dispose of the Deposit only in accordance with the provisions of that certain Escrow Agreement of even date herewith by and among the Escrow Agent, the Purchaser and the Seller relating to the Property (the "Escrow Agreement") in the form of Exhibit I hereto. Simultaneously with their execution and delivery of this Agreement, the Purchaser and the Seller shall furnish the Escrow Agent with their true Federal Taxpayer Identification Numbers so that the Escrow Agent may file appropriate income tax information returns with respect to any interest earned on or credited to the Deposit. The party entitled to the economic benefit of the Deposit representing interest earned on the Downpayment shall be the party responsible for the payment of any tax due thereon.

    The provisions of the Escrow Agreement shall survive the termination of this Agreement and the Closing.

    16.      Notices.

    All notices, elections, consents, approvals, demands, objections, requests or other communications which the Seller or the Purchaser may be required or desire to give pursuant to, under or by virtue of this Agreement must be in writing and (i) delivered by hand to the addresses set forth below, or
    (ii) (a) sent by express mail or courier (for next business day delivery), or (b) sent by certified or registered mail, return receipt requested with proper postage prepaid, addressed as follows:

    If to the Seller:

    Century Square Venture
    c/o Dean Witter Realty Inc.
    Two World Trade Center
    64th Floor
    New York, NY 10048
    Attention:  Robert B. Austin

            with copies to:

    Vincent M. Sacchetti, Esq.
    Bingham, Dana & Gould LLP
    150 Federal Street
    Boston, Massachusetts 02110

    If to the Purchaser:

    Spieker Properties, L.P.
    19600 Fairchild
    Suite 285
    Irvine, CA  92612
    Attention:  John Davenport, Regional Senior Vice President

            with a copy to:

    Philip Levine, Esq.
    Morrison & Foerster, LLP
    755 Page Mill Drive
    Palo Alto, CA  94304

    The Seller or the Purchaser may designate another addressee or change its address for notices and other communications hereunder by a notice given to the other parties in the manner provided in this Section 16. A notice or other communication sent in compliance with the provisions of this Section 16 shall be deemed given and received (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above (or to such other address as such party has designated as provided above), (ii) if sent by express mail or overnight courier, on the date it is delivered to the other party, or (iii) if sent by registered or certified mail, on the third business day following the day such mailing is made.

    17.      Property Information and Confidentiality.

    The Purchaser agrees that, prior to the Closing, all Property Information shall be kept strictly confidential and shall not, without the prior consent of the Seller, be disclosed by the Purchaser or the Purchaser's Representatives, in any manner whatsoever, in whole or in part, and will not be used by the Purchaser or the Purchaser's Representatives, directly or indirectly, for any purpose other than evaluating the Property. Moreover, the Purchaser agrees that, prior to the Closing, the Property Information will be transmitted only to the Purchaser's
Representatives (i) who need to know the Property Information for the purpose of evaluating the Property, and who are informed by the Purchaser of the confidential nature of the Property Information, (ii) who agree to be bound by the terms of this Section 17 and Section 6.3 and (iii) who have executed and delivered to the Seller the letter regarding use of the Property Information in the form of Exhibit J hereto. The provisions of this Section 17 shall in no event apply to Property Information which is a matter of public record and shall not prevent the Purchaser from complying with Laws, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements.

            17.1.    Press Releases.

            The Purchaser and Seller, for the benefit of each other, hereby agree that between the date hereof and the Closing Date, they will not release or cause or permit to be released any press notices, publicity (oral or written) or advertising promotion relating to, or otherwise announce or disclose or cause or permit to be announced or disclosed, in any manner whatsoever, the terms, conditions or substance of this Agreement or the transactions contemplated herein, without first obtaining the written consent of the other party hereto. It is understood that the foregoing shall not preclude either party from discussing the substance or any relevant details of the transactions contemplated in this Agreement with any of its attorneys, accountants, professional consultants or potential lenders, as the case may be, or prevent either party hereto from complying with Laws, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements.

            17.2.    Return of Property Information.

            In the event this Agreement is terminated, the Purchaser and the Purchaser's Representatives shall promptly deliver to the Seller all originals and copies of the Property Information (other than materials prepared by the Purchaser, its employees or its officers) in the possession of the Purchaser and the Purchaser's Representatives. Notwithstanding anything contained herein to the contrary, in no event shall the Purchaser be entitled to receive a return of the Downpayment or the accrued interest thereon, if any, if and when otherwise entitled thereto pursuant to this Agreement until such time as the Purchaser and the Purchaser's Representatives shall have performed the obligations contained in the preceding sentence.

            17.3.    Property Information Defined.

            As used in this Agreement, the term "Property Information" shall mean (i) all information and documents in any way relating to the Property, the operation thereof or the sale thereof (including, without limitation, Leases, Contracts and Licenses) furnished to, or otherwise made available for review by, the Purchaser or its directors, officers, employees, affiliates, partners, brokers, agents or other representatives, including, without limitation, attorneys, accountants, contractors, consultants, engineers and financial advisors (collectively, the "Purchaser's Representatives"), by the Seller or any of the Seller's Affiliates, or their agents or representatives, including, without limitation, their contractors, engineers, attorneys, accountants, consultants, brokers or advisors, and (ii) all analyses, compilations, data, studies, reports or other information or documents prepared or obtained by the Purchaser or the Purchaser's Representatives containing or based, in whole or in part, on the information or documents described in the preceding clause (i), or the Investigations, or otherwise reflecting their review or investigation of the Property.
            17.4.    Remedies.

            In addition to any other remedies available to the Seller, the Seller shall have the right to seek equitable relief, including, without limitation, injunctive relief or specific performance, against the Purchaser or the Purchaser's Representatives in order to enforce the provisions of this Section 17.

    The provisions of this Section 17 shall survive the termination of this Agreement and the Closing.

    18.      Access to Records.

    For a period of seven (7) years subsequent to the Closing Date, the Seller, the Seller's Affiliates and their employees, agents and representatives shall be entitled to access during business hours to all documents, books and records given to the Purchaser by the Seller at the Closing for tax and audit purposes, regulatory compliance, and cooperation with governmental investigations upon reasonable prior notice to the Purchaser, and shall have the right, at their sole cost and expense, to make copies of such documents, books and records.

    19.      Assignments.

    This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and to their respective heirs, executors, administrators, successors and permitted assigns. This Agreement may not be assigned by the Purchaser without the prior written consent of the Seller and any assignment or attempted assignment by the Purchaser without such prior written consent shall constitute a default by the Purchaser hereunder and shall be null and void. Notwithstanding the foregoing, the Purchaser may assign this Agreement to a person controlling, controlled by or under common control with the Purchaser, provided, that the Purchaser shall remain liable for all obligations of Purchaser hereunder notwithstanding any such assignment.

    20.      Entire Agreement, Amendments.

    All prior statements, understandings, representations and agreements between the parties, oral or written, are superseded by and merged in this Agreement, which alone fully and completely expresses the agreement between them in connection with this transaction and which is entered into after full investigation, neither party relying upon any statement, understanding, representation or agreement made by the other not embodied in this Agreement. This Agreement shall be given a fair and reasonable construction in accordance with the intentions of the parties hereto, and without regard to or aid of canons requiring construction against the Seller or the party drafting this Agreement. This Agreement shall not be altered, amended, changed, waived, terminated or otherwise modified in any respect or particular, and no consent or approval required pursuant to this Agreement shall be effective, unless the same shall be in writing and signed by or on behalf of the party to be charged.

    21.      Merger.

    Except as otherwise expressly provided herein, the Purchaser's acceptance of the Deed shall be deemed a discharge of all of the obligations of the Seller hereunder and all of the Seller's representations, warranties, covenants and agreements herein shall merge in the documents and agreements executed at the Closing and shall not survive the Closing.

    22.      Limited Recourse.

    The Purchaser agrees that it does not have and will not have any claims or causes of action against any disclosed or undisclosed officer, director, employee, trustee, shareholder, partner, principal, parent, subsidiary or other affiliate of the Seller, including, without limitation, Dean Witter Realty Inc. and the parent and affiliates of Dean Witter Realty Inc. (collectively, the "Seller's Affiliates"), arising out of or in connection with this Agreement or the transactions contemplated hereby. The Purchaser agrees to look solely to the Seller and the Seller's assets directly attributable to the Building for the satisfaction of the Seller's liability or obligation arising under this Agreement or the transactions contemplated hereby, or for the performance of any of the covenants, warranties or other agreements of the Seller contained herein, and further agrees not to sue or otherwise seek to enforce any personal obligation against any of the Seller's Affiliates with respect to any matters arising out of or in connection with this Agreement or the transactions contemplated hereby. The total liability of the Seller hereunder shall in no event exceed $500,000.00.

    23.      Miscellaneous.

    Neither this Agreement nor any memorandum thereof shall be recorded and any attempted recordation hereof shall be void and shall constitute a default. Each of the Exhibits and Schedules referred to herein and attached hereto is incorporated herein by this reference. The caption headings in this Agreement are for convenience only and are not intended to be a part of this Agreement and shall not be construed to modify, explain or alter any of the terms, covenants or conditions herein contained. If any provision of this Agreement shall be unenforceable or invalid, the same shall not affect the remaining provisions of this Agreement and to this end the provisions of this Agreement are intended to be and shall be severable. This Agreement shall be interpreted and enforced in accordance with the laws of the State of California without reference to principles of conflicts of laws.

    24.      Time of the Essence.

    Time is of the essence with respect to this Agreement, including but not limited to the occurrence of the Closing as of the originally scheduled date.

    25.       IRS Form 1099-S Designation.

    In order to comply with information reporting requirements of Section 6045(e) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder, the parties agree (i) to execute an IRS Form 1099-S Designation Agreement in the form attached hereto as Exhibit K at or prior to the Closing to designate the Title Company as the party who shall be responsible for reporting the contemplated sale of the Property to the Internal Revenue Service (the "IRS") on IRS Form 1099-S; (ii) to provide the Title Company with the information necessary to complete Form 1099-S;
    (iii) that the Title Company shall not be liable for the actions taken under this Section 25, or for the consequences of those actions, except as they may be the result of gross negligence or willful misconduct on the part of the Title Company; and (iv) that the Title Company shall be indemnified by the parties for any costs or expenses incurred as a result of the actions taken under this Section 25, except as they may be the result of gross negligence or willful misconduct on the part of the Title Company. The Title Company shall provide all parties to this transaction with copies of the IRS Forms 1099-S filed with the IRS and with any other documents used to complete IRS Form 1099-S.

    26.       Other Purchase Agreement.

    Reference is hereby made to that certain Purchase and Sale Agreement of even date herewith, by and between, Lake Colorado Associates and the Purchaser, concerning the office building located at 35 North Lake Avenue, Pasadena, California, and commonly referred to as the Pasadena Financial Center (the "Other Purchase Agreement"). The Seller and the Purchaser acknowledge and agree that the Closing hereunder and the "Closing" under and as defined in the Other Purchase Agreement shall occur simultaneously, and neither such Closing shall occur unless both such Closings shall occur.

    27.       Access to Records.

    Subsequent to the Closing Date and until the fourth anniversary thereof, Purchaser shall have the right to audit the books and records of Seller in respect of the Property for the last two entire fiscal years of the Seller ending prior to the Closing Date and the portion of the Seller's fiscal year in which the Closing occurs to and including the Closing Date.

    28.       Attorney's Fees.

    In any event that at any time Seller or Purchaser shall institute any action or proceeding against the other relating to this Agreement or any default hereunder, then and in that event the prevailing party in such action or proceeding shall be entitled to recover from the other party its reasonable attorneys' fees which shall be deemed to have accrued on the commencement of such action or proceeding and shall be payable whether or not such action is prosecuted to judgment.

    29.       Counterparts.

    This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

    30.       Tax Free Exchange.

    Purchaser may consummate the purchase of the Property as part of a so-called like kind exchange (the "Exchange") pursuant to 1031 of the Internal Revenue Code of 1986, as amended (the "Code"), provided that: (i) the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of the Exchange be a condition precedent or condition subsequent to Purchaser's obligations under this Agreement; (ii) Purchaser shall effect the Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary; (iii) Seller shall not be required to take an assignment of the purchase agreement for the relinquished property or be required to acquire or hold title to any real property for purposes of consummating the Exchange; and (iv) Purchaser shall pay any additional costs that would not otherwise have been incurred by Purchaser or Seller had Purchaser not consummated its purchase through the Exchange. Seller shall not by this agreement or acquisescent to the Exchange (1) have its rights under this Agreement affected or diminished in any manner or (2) be responsible for compliance with or be deemed to have warranted to Purchaser that the Exchange in fact complies with 1031 of the Code.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

                                             SELLER:

                                             CENTURY SQUARE VENTURE,
                                             a California general partnership

                                             By:      Dean Witter Realty Income
                                                      Partnership I, L.P., a
                                                      Delaware limited
                                                      partnership,
                                                      its General Partner

                                             By:      Dean Witter Realty Income
                                                      Properties I, Inc. a
                                                      Delaware
                                                      corporation,
                                                      its General Partner


                                                      By:
                                                      Name:
                                                      Title:

                                             By:      Dean Witter Realty Income
                                                      Partnership II, L.P., a
                                                      Delaware limited
                                                      partnership,
                                                      its General Partner

                                             By:      Dean Witter Realty Income
                                                      Properties II, Inc. a
                                                      Delaware
                                                      corporation,
                                                      its General Partner


                                                      By:
                                                      Name:
                                                      Title:

                                    PURCHASER:

                                             SPIEKER PROPERTIES, L.P.

                                             By:      Spieker Properties, Inc.,
                                                      its General Partner



                                             By:
                                             Name:
                                             Title: